EXHIBIT 10.4
Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1
This Schedule is issued pursuant to a License Agreement (the “Agreement”) between American Express Travel Related Services Company, Inc. (“Amexco”) and the Licensor specified below, entered into on October 15, 1999 which Agreement shall be amended by this Schedule No. 1. In accordance with the provisions of the said Agreement and the provisions of this Schedule, Licensor will provide Licensee with the Products (as described in the Statement of Work, attached to the Master Agreement for Consulting Services, dated June 3, 2005) in the number of copies and at the Installation Site(s) specified below. If any provision of the Agreement or a prior schedule contradicts any provision of this Schedule, the provisions of this Schedule shall apply with respect to the Products licensed pursuant to this Schedule.
Copies of Products; Installation Sites
Licensor shall provide Amexco: (i) one copy of the Products for planning/testing in the testing environment (E1); (ii) one copy of the Products for planning/testing in the development environment (E2); (iii) one copy of the Products for planning/testing in the production system (E3); and, (iv) one copy of the Products, guaranteed, and as many additional copies of the Products as Amexco may request, and Licensor consent to (such consent not to be unreasonably withheld), for the purposes of planning/testing of Business Continuity Planning and Disaster Recovery (“BCP/DR”). Licensor shall provide planning/testing of E1, E2 and E3 as part of its regular maintenance servicing of the Products and without additional charge to Amexco; however, any planning/testing of BCP/DR performed by Licensor shall not be deemed to be part of its regular maintenance servicing of the Products and Licensor shall have the right to charge Amexco for such planning/testing at a rate to be mutually agreed upon by the parties. The aforementioned copies of the Products may be installed at any location (“Installation Site”) operated by Licensee, wholly owned subsidiary of Licensee and/or any Licensee outsourced partner, provided such outsourcer first executes a third party access agreement acceptable to Licensor.
Scheduled Delivery Date
The Products will be delivered by August 12, 2005.
Products
All Products are licensed for use by any Licensee, wholly owned subsidiary of Licensee and/or outsourced Licensee partner location during the term of the license granted herein. The Warranty Period shall extend until Amexco’s acceptance of the Products, pursuant to Article 3 of the Agreement.
Amendments to the Agreement
Section 5.3 of the Agreement shall be amended hereinafter to delete from the second line the phrase “affiliates, joint ventures or other parties” and replace it with “and affiliates”.
Section 7.1 of the Agreement shall be amended hereinafter to add the following: “Amexco agrees to provide USD with reasonable remote access so as to permit USD to correct and repair the Products as contemplated in this Article 7.”
The first line of Section 9.3 of the Agreement shall be amended hereinafter to replace “USDA’s” with “USD’s”.
Designated Computer
Any computer(s) owned by or leased to Licensee, wholly owned subsidiary of Licensee and/or outsourced Licensee partner location executing a version of an operating system that is generally supported by Licensor for the applicable Product(s) licensed herein.
Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Licensor:	US Dataworks, Inc.

Licensee:	American Express Inc.

License Term:	Ten (10) year term

License Type:	Full-use Term License

Installation:	Amexco, or its designee, and Licensor shall mutually install the Products.

Acceptance Testing:	For purposes of Section 3.1 of the Agreement, acceptance testing shall be deemed to commence upon the initiation of the testing of the Products at E3.

Authorization Codes:	With the exception of Licensor’s CPU verification and expiration date routines, Licensor warrants that it has taken reasonable precautions to prevent the introduction into the Products of any “viruses,” “time bombs,” “trojan horses,” and other intentionally disabling devices (hereinafter “Disabling Devices”) and that to the best of Licensor’s knowledge, the Products are free of Disabling Devices.

License Fees:

	Capture
	Controller	Payments	Clearingworks	Returns	Total
Final & Firm Price	$425,000	$680,000	$595,000	$680,000	$2,380,000
License Fee Payment Schedule:
The License Fee for the Products shall be payable to Licensor according to the following schedule: (i) twenty-five percent (25%) of the total License Fee upon execution of this Schedule; (ii) thirty percent (30%) of each Product’s License Fee upon Licensor’s installation of such Product at the Installation Site; (iii) thirty percent (30%) of each Product’s License Fee upon Amexco’s acceptance of such Product (pursuant to Article 3 of the Agreement); and, (iv) the remaining fifteen percent (15%) of each Product’s License Fee upon the earlier to occur: (a) thirty (30) calendar days following Amexco’s acceptance of such Product, (b) one (1) calendar day following actual production being run on such Product, or, (c) March 31, 2006.
License Rejection; Reimbursement:
At any time prior to the ninetieth (90th) calendar day following the Production Date (as such term is defined herein), Amexco shall have the right to reject the Products and receive from Licensor a full reimbursement of any License Fees actually paid to Licensor; provided, that Amexco can
Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1
describe, in writing and in reasonable detail: (i) how the Products substantially failed to perform/comply with the Specifications, Documentation and any other criteria and procedures mutually agreed upon and set forth in the Statement of Work, attached to the Master Agreement for Consulting Services, dated June 3, 2005 (such writing hereinafter a “Rejection Notice”), and, (ii) how Licensor, upon receipt of the Rejection Notice and being given a reasonable period of time to cure thereafter (but in no instance less than 90 days following the following actual production being run on the Product), has failed to get the Products to perform/comply with the Specifications, Documentation and the Statement of Work and that Licensor’s continued efforts, over a reasonable period of time, would nonetheless be inadequate to cure to the satisfaction of Amexco. For the purpose of this section, “Production Date” shall mean: (i) for both the Clearingworks (ARC and Check 21) and the Returns (auto-return check) functionalities, that date upon which the first production transaction is actually processed electronically (expected to be via (FAS)); and, (ii) for both the Capture Controller and Payments functionalities, that date upon which the first production lock box transaction is actually processed.
Upon Amexco’s rejection of the Products and request for reimbursement, Licensor shall promptly reimburse, without interest, all License Fees received from Amexco. Amexco shall promptly return all Software and Documentation to Licensor, including, but not limited to, all discs, tapes, documentation or other physical embodiments of the Software and Documentation, and shall certify to Licensor that it has not retained any copies of the Software and that it acknowledges that it may no longer use the Software or Documentation. Amexco may only reject all of the Products, as a whole; it may not reject part of the Products and continue to license any other part of the Products, unless otherwise agreed by the parties.
Maintenance Fees:
Maintenance Fees shall be invoiced annually, in advance, upon Amexco’s acceptance of the Products pursuant to Article 3 of the Agreement and on each one-year anniversary thereafter.
Maintenance (24x7 Coverage):

Year 1	$476,000
Year 2	423,640
Year 3	377,040
Year 4	335,565
Year 5	318,787
Year 6	302,848
Year 7	302,848
Year 8	302,848
Year 9	302,848
Year 10	302,848
Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1
Third Party Software Pass-through:
Amexco acknowledges that certain third party software solutions, specifically identified in Attachment 1 (“Third Party Software”), are integral to the functionality of the Products, though the license fees of such Third Party Software are not included in the License Fee, Maintenance Fee or Professional Services Fee. For avoidance of doubt, the parties acknowledge and agree that Amexco shall purchase the Third Party Software directly from the corresponding vendor and Amexco shall be solely responsible for the payment of all license fees directly to the corresponding vendor.
This Schedule is subject to the following special provisions:
1.	Licensee hereby agrees that the Product licensed herein shall only be used for Licensee’s internal operations for processing its own or its customers’ data. Under no circumstance shall Licensee reverse compile, reverse assemble or otherwise reverse engineer such Products. Licensee may only grant access to the Products licensed pursuant to this Schedule to an employee(s) of American Express Inc. and/or a wholly owned subsidiary of American Express, Inc. (“Related Employee”) provided such Related Employee(s) has first executed an agreement that commits such Related Employee(s) to conduct that would not violate Licensee’s obligations pursuant to the Agreement and this Schedule.

2.	The products referenced in this Schedule shall be placed into Escrow per the terms of Article 6 of the Agreement.

Licensor:	Licensee:
US DATAWORKS, INC.	AMERICAN EXPRESS INC.

/s/ Terry E. Stepanik	/s/ Kevin Park

Signature	Signature

Terry E. Stepanik	Kevin Park
Name	Name

President & COO	Director, Global Procurement
Title	Title

7/6/05	7/22/05
Date	Date
Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1
EXHIBIT A
DELIVERABLE ENCRYPTION INFORMATION
Encryption Information
Identify each hardware and software component of each of the Products having encryption capability by its respective unbundled part number and level of encryption.

		Level of Encryption (e.g	Type (e.g. DES, Blowfish
Product Component(s)	Unbundled Part Number	40 bit, 56 bit, 128 bit etc.)	RC2, CAST etc.)

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1
Export License Information
Indicate in connection with each part number for each component the Commodity Classification or Export License or License Exception granted — for example, “Mass Market License Exception, TSU” Or “License Exception, ENC” by the US Department of Commerce, Bureau of Export Administration, providing in each case the Export Control Classification Number (and Paragraph, if applicable), — and the date of the US DOC/BXA finding in each case.

		Export Control		Did you	Did you Receive a License
		Classification Number	Did you Receive	Receive an	Exception ENC? Provide
Product	Unbundled	Card Paragraph, If	a Commodity	Export	Applicable Regulation e.g., 15	USDOC/BXA
Component(s)	Part Number	Applicable	Classification?	License?	CFR 742.15(b)(4)	Date of Finding

Licensor’s Contact
Identify Licensor’s export manager or contact responsible for filing or obtaining the export licenses or license exceptions for the Products.

Name:

Address

Telephone Number:

Email Address:

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1
Import License Information
Indicate in connection with each part number for each component whether any import license was applied for, granted or rejected, the name of the country granting the license, and whether or not the license extends to Licensor’s customers.

Product		Import License	Import License		Indicate if License to
Compon	Unbundled	Date Applied	Granted or	License Number	Import Extends to	Country Granting
ent(s)	Part Number	For	Rejected	Indicated	SAP’s Customer?	Import License

Identify your Company’s Web Site, if any, where information can be found relating to the technical specifications and export or import of the Products.

Name:

Address:

Telephone Number:

Email Address:

Schedule Number 1 to Master License Agreement Number: AEFA-10/4/99-KF-1

Attachment 1
Third Party Software
Crystal Reports MS SQL Server
IBM UDB
IBM MQ Series
IBM Websphere (or Tomcat or BEA Weblogic)
A2iA CheckReader
Thomson EPICWare & Thomson Bank File
SftTree (UDW supplied at no cost)
View/Director ActiveX controls (UDW supplied at no cost)